EXHIBIT 10.4

TRANSITION AGREEMENT
This Transition Agreement ("Transition Agreement") effective as of September 20, 2013 ("Effective Date") between Sotheby's (the "Company") and William S. Sheridan ("WSS") is entered into in connection with the separation from service of WSS.
WHEREAS, WSS has been acting as Executive Vice President and Chief Financial Officer of the Company and the Severance Agreement dated as of July 1, 2011 between the Company and WSS ("Severance Agreement") provides that WSS is entitled to severance benefits upon his separation from service under certain conditions; and
WHEREAS, WSS has ceased to act as Executive Vice President and Chief Financial Officer of the Company as of the Effective Date; and
WHEREAS, the parties desire to enter into this Transition Agreement to provide for the continuing employment of WSS with the Company from the Effective Date through December 31, 2013, to confirm the benefits to which WSS is entitled under the Severance Agreement and to amend the Severance Agreement as set forth herein as well as to set forth additional benefits to which WSS is entitled and additional obligations to which he is subject;
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms set forth herein, it is hereby agreed as follows.
1.Transition Services. WSS shall cease to serve as Executive Vice President and Chief Financial Officer or in any other officer capacity with the Company as of the Effective Date. WSS shall nevertheless continue his employment with the Company from the Effective Date through December 31, 2013 (the "Term"). During the Term, WSS shall devote his business time and attention as reasonably requested by the Company to supporting the new Chief Financial Officer in his duties so as to ensure an orderly transition and performing such other duties as may be reasonably requested by the Chief Executive Officer or the new Chief Financial Officer of the Company. WSS hereby resigns effective immediately from all other positions with the Company and any affiliate. WSS agrees that he will not commence other employment during the Term without the consent of the Company's Chief Executive Officer.
2.Transition Period Compensation and Benefits. The base salary of WSS at the annual rate of six hundred thousand dollars ($600,000) shall not be reduced during the Term and WSS shall be entitled to remain on the Company's employee benefit programs at the level of coverage he received immediately prior to the Effective Date, subject to the terms of such programs. WSS will not be entitled to an annual incentive cash bonus for 2013 as he will not be employed at the time that the bonus is paid as required by the bonus program terms. WSS shall also be eligible through the end of the Term for all the same perquisites, indemnification and advancement rights and coverage under the Company's D&O insurance policy that WSS was entitled to prior to the Effective Date, as if he remained the Executive Vice President and Chief Financial Officer of the Company through the end of the Term. Following the Term, the Company will not challenge WSS's right to receive unemployment insurance benefits.
3.Outstanding Equity Awards. The outstanding unvested stock option for 17,500 shares of Company stock held by WSS shall vest and be exercisable at the end of the Term and shall remain exercisable for one year thereafter. Subject to the achievement of their performance goals, WSS's outstanding unvested 2010, 2011, 2012 and 2013 performance share units shall continue to vest for 2013 and remaining vesting periods, provided that the originally scheduled vesting and payment dates and performance requirements are not changed. The Stock Option Agreement covering the aforementioned stock option and the Performance Share Unit Agreements covering the aforementioned performance share units are hereby amended to conform to the provisions of this Section 3.
4.Restrictive Covenants. Exhibit B of the Severance Agreement sets forth the agreement of WSS to be bound by non-compete and non-solicitation restrictions, which are incorporated herein by reference, during the period of his employment with the Company and for twelve (12) months thereafter ("Restricted Period"). In consideration of the additional benefits provided for herein, it is agreed that the Restricted Period is extended through December 31, 2015. WSS further agrees to refrain from any action that could reasonably be expected to harm the reputation or goodwill of the Company, its subsidiaries and affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors or officers, or those known to WSS to be its shareholders, agents or representatives; provided that WSS shall not be prohibited from making truthful statements, even if derogatory, if WSS is subpoenaed or otherwise legally compelled to provide information or documents or to testify in connection with a legal or regulatory proceeding regarding topics that may require WSS to violate the provisions of this Section 4. WSS agrees that Company shall be entitled to seek to enjoin a violation by him of any provision of this Transition Agreement and the Severance Agreement, including, but not limited to, the provisions of this Section 4. Moreover, WSS acknowledges that the damages suffered by the Company as a result of any such violation may be difficult to ascertain. Accordingly, in the event of a breach of this Transition Agreement by WSS, the Company shall be entitled to seek specific enforcement by injunctive relief of the obligations of WSS to the Company. In the event of a breach by WSS of this Transition Agreement, the Company shall be entitled to recover the Severance Payment (as defined below), and to cease the COBRA Benefit (as defined below) and the transition period compensation and benefits as set forth in Section 2. In addition, in the event of any such breach, outstanding stock option and performance share units referred to in Section 3 shall be cancelled or, if not outstanding, the Company shall recover any gains realized on the exercise, settlement, or vesting of such stock option or performance share units. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to the Company, including to enforce the performance or observation of the covenants and agreements contained in the Severance Agreement and this Transition Agreement. WSS shall not be in violation or breach of Section 1 of this Transition Agreement unless during the Term he materially fails to comply with the reasonable request of the Company and its Chief Executive Officer and Chief Financial Officer.
5.Severance Agreement. In accordance with Section 1(a) of the Severance Agreement, WSS shall be paid the sum of two million two hundred thousand dollars ($2,200,000) as a severance benefit (the "Severance Payment"). The Severance Payment shall be paid to WSS six (6) months following WSS's separation from service at the end of the Term without interest. The Company shall pay for eighteen (18) months of continued coverage under the Company's group medical and dental insurance plans for WSS and his dependents at the level in effect on the Effective Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in accordance with the terms of the applicable medical and dental plans (the "COBRA Benefit"), provided that WSS timely and properly elects COBRA coverage. All of the foregoing shall be subject to the delivery and effectiveness of the Release described below. The Severance Agreement shall remain in force and effect except to the extent expressly set forth herein. The amounts payable under this Agreement and the Severance Agreement shall be reduced by any benefits that WSS receives under the Company’s short-term or long-term disability plans. If such reduction is insufficient, WSS agrees to repay such disability benefits to the Company.
6.Confidential Information. WSS acknowledges and reaffirms his obligations with respect to the confidential information set forth in the confidentiality agreement he signed on November 19, 1996 ("Confidentiality Agreement"). Confidential information referenced in that Confidentiality Agreement shall be deemed to include information or communications relating to the organization, plans, status, strategy and structure of the Company. Additionally, confidential information includes, but is not limited to, confidential information in written, graphic, recorded, photographic or any machine readable form that is or was orally conveyed to WSS. WSS shall return to the Company all Company property in his possession including, but not limited to credit cards, building passes, airline tickets, computer, laptops, PDAs, facsimile machines, paging devices and portable telephones no later than December 31, 2013. WSS shall deliver to the Company all correspondence, documents, papers and other media containing the information about the accounts, clients, interests, or business of the Company together with all copies in his possession no later than December 31, 2013. WSS shall permanently delete all confidential information related to the Company on his personal computer and other electronic devices including, but not limited to, cell phones, PDAs, and other wireless e-mail devices no later than December 31, 2013.
7.Section 409A. WSS and the Company intend that the payments and benefits provided for in this Transition Agreement shall either be exempt from Section 409A of the Internal Revenue Code or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on WSS for any additional tax, interest or penalty that may be imposed on WSS by Section 409A. Notwithstanding anything contained herein to the contrary, all payments to WSS for his services during the Term to the extent payable, must be paid no later than March 14, 2014 and the Severance Payment must be paid immediately following six (6) months after WSS's separation from service at the end of the Term.
8.Release. As a condition to receiving the Severance Payment and other benefits set forth herein upon his separation from service, WSS must sign and deliver to the Company the Release in the form of Exhibit A hereto. If WSS signs and returns such Release to the Company no later than twenty-one (21) days from his separation from service at the end of the Term, and does not subsequently revoke it as provided in the Release, the Company will provide to WSS the above-described Severance Payment and other benefits. In the event that WSS does not return the signed Release within the twenty-one (21) day period, or revokes it during the aforesaid revocation period, the Severance Payment and other benefits payable upon separation from service set forth in Sections 2, 3 and 5 shall be forfeited and not paid. Notwithstanding the foregoing, WSS shall only be required to deliver the Release if the Company has executed and delivered the Release within the twenty-one (21) day period. In the event the Company does not execute and deliver the Release in the time period set forth above or WSS cannot execute the Release due to his death, WSS shall remain entitled to the payments and benefits set forth in this Transition Agreement as if WSS has executed and delivered, and not revoked, the Release as set forth above.
9.Entire Agreement. This Transition Agreement, the Severance Agreement and the Confidentiality Agreement constitute the entire agreement of the parties relative to the subject matter hereto, provided that the Severance Agreement is amended to the extent set forth herein. Sections 1(a)(i), 1(b), 1(d), (5), (6), (7), (8) and (9) of the Severance Agreement shall remain in effect and are incorporated by reference therein. For the avoidance of doubt, in the event WSS's employment terminates prior to December 31, 2013 for any reason by the Company other than discharge for Cause (as defined in the Severance Agreement) or by the Company or WSS due to WSS's death or disability, WSS shall remain entitled to the payments and benefits set forth in this Transition Agreement subject to the conditions set forth in this Transition Agreement. The Company shall not be entitled to discharge WSS for Cause notwithstanding that WSS does not work full-time during the Term unless WSS materially fails to comply with the reasonable request of the Company and its Chief Executive Officer and Chief Financial Officer as set forth in Section 1. In the event of a conflict between the terms of the Severance Agreement and this Transition Agreement, the terms of this Transition Agreement shall control.
10.Withholdings. All amounts payable to WSS shall be subject to tax and any other withholding required by law.
11.Attorneys' Fees. The Company shall pay WSS's attorneys' fees incurred in connection with the preparation, execution and delivery of this Transition Agreement up to a maximum of $10,000.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned on the dates indicated below.

Date: October 7, 2013	SOTHEBY'S
By: /s/ Susan Alexander
Susan Alexander
Executive Vice President and
Head of Worldwide Human Resources
Accepted and Agreed
this 7th day of October,
2013.
/s/ William S. Sheridan
William S. Sheridan

EXHIBIT A

RELEASE
1.Parties. The parties to this Release are Sotheby's (the "Company") and William S. Sheridan ("WSS"). WSS provides this release of the Company and related parties in order to obtain the benefits under the Transition Agreement between WSS and the Company effective as of September 20, 2013 (the "Transition Agreement"). The Company also provides a release of WSS and his heirs, executors, administrators, trustees, legal representatives and assigns.
2.Company Release. For good and valuable consideration, the receipt of which is hereby acknowledged, the Company, to the fullest extent permissible by law, on behalf of itself and its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents trustees, administrators, employees, or assigns (whether acting as agents for the Company or in their individual capacities) (hereby collectively referred to as the "Company Released Parties"), hereby forever releases and discharges WSS and his heirs, executors, administrators, trustees, legal representatives and assigns (hereby collectively referred to as "WSS Released Parties") from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (collectively, "Claims") (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), or any right to any monetary recovery or any other personal relief, of any kind whatsoever, whether known or unknown, by reason of any act, omission, transaction, or occurrence which Company Released Parties ever had, now have or hereafter can, shall or may have against WSS Released Parties up to and including the date that the Company signs this Release; provided, however, that the provisions of this Paragraph 2 shall not apply to Claims arising out of facts of circumstances that were known to WSS and which he had not disclosed to the Worldwide General Counsel of the Company prior to the date that the Company signed this Release; and provided further, however, that the provisions of this Paragraph 2 shall not apply to any Claims to recoup from WSS any equity or cash incentive-based compensation as a result of a restatement of the Company's financial statements as required by law or regulation or Company policy consistent with applicable law or regulation; and provided further, however, that the provisions of this Paragraph 2 shall not apply to Claims that cannot be waived as a matter of law. The Company represents that it has advised WSS of any Claims known to the Company's chief executive officer, chief operating officer, general counsel or senior human resources officer up to the date it executes this Release,
3.WWS's Release.
For good and valuable consideration, the receipt of which is hereby acknowledged, for himself and the other WSS Released Parties, to the fullest extent permissible by law, WSS hereby forever releases and discharges the Company Released Parties from any and all Claims (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), or any right to any monetary recovery or any other personal relief, of any kind whatsoever, whether known or unknown, by reason of any act, omission, transaction or occurrence which WSS Released Parties ever had, now have or hereafter can, shall or may have against the Company Released Parties up to and including the date that WSS signs this Release; provided, however, that the provisions of this Paragraph 3 shall not release the Company Released Parties of Claims (i) that cannot be waived as a matter of law; (ii) with respect to WSS's vested rights and benefits under any of the Company's pension or welfare benefit plans; (iii) WSS may have under any liability insurance policy (e.g. directors' and officers' liability); (iv) for indemnification and advancement by the Company; (v) arising out of facts or circumstances that were known to the chief executive officer, chief operating officer, general counsel or senior human resources officer of the Company prior to the date that WSS signs this Release; and (vi) WSS may have or that are preserved under the Transition Agreement. WSS represents that he has advised the Worldwide General Counsel of the Company of any and all known claims arising up to the date that WSS signs this Release.
Without limiting the generality of the foregoing, WSS Released Parties hereby release and discharge the Company Released Parties from:
(i)any and all claims relating to WSS employment by the Company, the terms and conditions of such employment, his termination from such employment, and/or any employee benefits related to his employment other than vested rights and benefits under any of the Company's pension or welfare benefit plans;
(ii)any and all claims for monetary damages and any other form of personal relief under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the Age Discrimination in Employment Act of 1967 (including the Older Worker Benefit Protection Act), the federal Worker Adjustment and Retraining Notification Act, the New York State Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Equal Pay Act, the New York State Executive Law, which is commonly known as the New York
(iii)State Human Rights Law, the New York City Administrative Code Section 8-107, which is commonly known as the New York City Human Rights Law, the New York State Labor Law, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act;
(iv)any and all claims for wrongful discharge and/or breach of contract or any claims for bonus or deferred payments (except as set forth in the Transition Agreement); and
(v)any and all claims for attorney's fees, costs, disbursements and the like which WSS Released Parties ever had, now have or hereafter can, shall or may have against the Company Released Parties for, upon or by reason of any act, omission, transaction or occurrence up to and including the date on which WSS executes this Release (except as set forth in the Transition Agreement).
4.Receipt of Payments. WSS agrees that he has unequivocally received all payments and benefits due from the Company related to his employment with the Company, including but not limited to, all wages earned, vacation pay, sick days, and personal or medical leave and all payments related thereto for which he was eligible, and that no other amounts are due to him other than as set forth in the Transition Agreement. The Company agrees that it has unequivocally received all payments from WSS.
5.Covenant Not to Sue. WSS and the Company agree, to the extent consistent with law and this Release, that neither will commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceeding of any kind (judicial or administrative) against the other parties, arising out of any act, omission, transaction or occurrence occurring up to and including the date this Release is fully executed other than to enforce the Transition Agreement or Severance Agreement effective as of July 1, 2011 between the Company and WSS (the "Severance Agreement"). Notwithstanding the foregoing, nothing in this Release prevents or prohibits WSS from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, WSS understands that, to the extent consistent with law, because WSS is waiving and releasing any and all claims for monetary damages and any other form of personal relief (per Paragraph 3 above) WSS may only seek and receive non-personal forms of relief through any such claim.
6.Adequate Consideration. WSS and the Company agree that the consideration provided in the Transition Agreement and the Severance Agreement exceeds any payment, benefit or other thing of value to which either of them might otherwise be entitled under any policy, plan or procedure of the Company or otherwise and is just and sufficient consideration for the releases, waivers and commitments set forth herein.
7.Bar to Future Claims. Execution and delivery of this Release by WSS and the Company operates as a complete bar and defense against any and all claims of WSS Released Parties against Company Released Parties and of Company Released Parties against WSS Released Parties that are released by this Release. If any of WSS Released Parties or Company Released Parties should hereafter assert any claims in any action or proceeding against any of the Company Released Parties or WSS Released Parties, respectively, in any forum, this Release may be raised and shall constitute a complete bar to any such action or proceeding to the extent consistent with law and this Release and such parties shall be entitled to recover from the other party all costs incurred, including attorneys' fees, in defending against any such action or proceeding.
8.Review and Revocation Period.
(a)WSS shall have twenty-one (21) calendar days from his date of separation from service to consider the terms and conditions of this Release. WSS may accept this Release by signing and delivering it so that it is received by no later than twenty-one (21) calendar days from his date of separation from service by Susan Alexander, Executive Vice President and Worldwide Head of Human Resources of Sotheby's, 1334 York Avenue, New York, New York 10021.
(b)After signing and delivering this Release, WSS shall have seven (7) calendar days to revoke this Release in a writing addressed and delivered to Susan Alexander, Executive Vice President and Worldwide Head of Human Resources of the Company at the address listed above.
(c)The effective date of this Release shall be the eighth (8th) day following WSS's execution and delivery of this Release provided that WSS does not revoke this Release during the revocation period described in Paragraph 8(b) above.
9.
10.Knowing and Voluntary Waiver.
(a)WSS understands and acknowledges that: (i) he has carefully read this Release in its entirety; (ii) he has had an opportunity to consider fully the terms of this Release for twenty-one (21) days; (iii) the Company advised him in writing to consult with an attorney of his choosing in connection with this Release; (iv) he fully understands the significance of all of the terms and conditions of this Release; (v) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release; (vii) he is signing this Release voluntarily and of his own free will and assents to all the terms and conditions contained herein; and (viii) the amounts being paid and consideration offered hereunder are in excess of those to which he would otherwise be entitled if he did not sign this Release.
(b) The Company understands and acknowledges that: (i) it has carefully read this Release in its entirety; (ii) it fully understands the significance of all of the terms and conditions of this Release; (iii) it has discussed it with its independent legal counsel, or has had a reasonable opportunity to do so; (iv) it is signing this Release voluntarily and of its own free will and assents to all the terms and conditions contained herein; and (v) the consideration offered hereunder is in excess of those to which the Company would otherwise be entitled if it did not sign this Release.
(c)The parties represent that they have not assigned any claims that they might have against the other party. WSS confirms that he has no knowledge of any failure of the Company or any of its officers,

directors, employees or agents to comply with any law, including rules and orders of any government authority, applicable to the business or assets of the Company that has not been previously disclosed to the Worldwide General Counsel of the Company. The Company confirms that its chief executive officer, chief operating officer, general counsel or senior human resources officer have no knowledge of any failure of WSS or any of the other WSS Released Parties to comply with any law.
11.Binding Effect. This Release is binding on the heirs and personal representatives of WSS and on the Company Released Parties.
12.
13.Governing Law, Arbitration, Miscellaneous. The provisions of Section 9 of the Transition Agreement are deemed incorporated into this Release.
IN WITNESS WHEREOF, this Release has been duly executed by the undersigned on the date set forth below.
SOTHEBY'S
By: /s/ Susan Alexander
Susan Alexander
Executive Vice President and
Head of Worldwide Human Resources

Accepted and Agreed
this 7th day of October, 2013.
/s/ William S. Sheridan
William S. Sheridan